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                                                                 Exhibit 10(s)

PLAN OBJECTIVES

The primary objective of the Green Spring annual incentive program is to foster our overall compensation philosophy of paying for performance. The Plan helps prioritize and focus employees' efforts on the accomplishment of various goals established through the annual planning and budget process. This is achieved by linking a significant element of variable cash compensation to the accomplishment of these specified goals.

While base salaries are targeted to be merely at 50% of market, at targeted performance levels, the Plan provides incentive compensative opportunities which, in combination with base salary, will yield total annual compensation that is very competitive..

ELIGIBILITY CRITERIA

All regular non-clinical employees, except commissioned sales, Maryland clinical and temporary employees are eligible. While employees will be immediately eligible upon employment, it will be up to senior management to determine whether employees hired after June 30th have contributed enough to merit an annual incentive.

In order to receive an incentive award, an employee must be employed by the company at the time of pay out. The one exception to this is an employee who is separated from employment due to the eliminated of his/her position and had worked at least nine months during the calendar year for which incentives are being paid.

PERFORMANCE GOALS

Incentive award pay outs will be tied to the accomplishment of goals and objectives. These goals will be established and communicated to employees at the beginning of each year. Each goal should be weighted according to its relative importance and priority, and the degree to which the employee can influence its accomplishment. Each goal will have performance standards tied to target (100%) and maximum (150%) award levels.

FUNDING

Funds for the pay-out of incentives shall be accrued for each unit based upon financial performance. The national pool shall be established based upon National's financial results [Earning Before Taxes - EBT] versus target. Individual state pools shall be established based 50% upon their financial performance versus targeted contribution margin and 50% based upon National's financial results [Earnings Before Taxes - EBT] versus target. The rate the pools shall increase will be 2% for every 1% above target. The funding pools may grow up to 150% of target. No funding will be established unless at least 80% of the goal is met (threshold funding).


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TARGET INCENTIVE LEVELS

The following are the target incentive levels assuming target performance and target funding:


GRADE                     PERCENTAGE
-----                     ----------
1- 9                         2%
11 - 16                      3%
17                           8%
18                           10%
19                           12%
20                           15%
21-23*                       20%
23*                          25 - 30%
24*                          30%
24                           30%
25                           30%
26+                          35%



The amounts are established as a percentage of midpoint for the grade and not the employee's actual salary. Individual pay outs may increase by 50% based upon performance versus established goals (see Performance Goals) and increase by 50% again based upon financial results (see Funding).

PLAN ADMINISTRATION, MODIFICATION AND ADJUSTMENT

The Plan will be administered by Green Spring's CEO and Board of Directors. The CEO and Board will approve award levels for Plan participants, as recommended by managers, and be responsible for changes in plan design, participation, and other aspects of Plan administration.

OTHER CONDITIONS

This Plan and the applicable Incentive Schedules do not constitute either an express or implied contract of employment.

At their discretion, the CEO and Board reserves the right to amend, change, interpret, replace and/or terminate this Plan and the individual incentive opportunities at any time.